Exhibit 99.1

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com

Belden Rescinds Proposal to Acquire Digi International Inc.

St. Louis, Missouri – May 5, 2017 – Belden Inc. (NYSE: BDC), a global leader in high quality, end-to-end signal transmission solutions for mission-critical applications, today announced that it has rescinded its proposal to acquire 100% of Digi International Inc. (NASDAQ: DGII) in light of the fiscal second quarter 2017 results and full-year 2017 outlook reported by Digi on May 4, 2017. Belden’s offer of $13.82 per share in cash, initially disclosed on November 11, 2016, was based on a 10x EBITDA multiple on EBITDA of $24 million implied by the high end of guidance provided by Digi to its shareholders on October 27, 2016.

About Belden
Belden Inc., a global leader in high-quality, end-to-end signal transmission solutions, delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial, enterprise and broadcast markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today’s applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia. For more information, visit us at www.belden.com; follow us on Twitter @BeldenInc.

Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com